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                                                                    Exhibit 5.1


       July 14, 2004


Implant Sciences Corporation
107 Audubon Road
Wakefield, Massachusetts 01880

Gentlemen:

     We are familiar with the Registration Statement on Form S-3 (the "Registration Statement") to which this opinion is an exhibit, to be filed by Implant Sciences Corporation, a Massachusetts corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the public offering by security holders of the Company of a total of 834,990 shares of common stock. $0.10 par value per share ("Common Stock") consisting of: (i) 468,604 shares of our common stock issued in a private placement to four investors, (ii) 117,152 shares of our common stock issuable upon exercise of a common stock purchase warrant having an exercise price of $14.43 issued in a private placement to four investors, (iii) 215,330 shares of our common stock issuable upon exercise of an additional investment right granted to four investors in a private placement at $11.61 per share, (iv) 23,904 shares of our common stock issuable upon exercise of a common stock purchase warrant having an exercise price of $14.43 per share issued pursuant to the private placement, (v) 5,000 shares of our common stock issuable upon exercise of common stock purchase warrant having an exercise price of $10.25 per share, and (vi) 5,000 shares of our common stock issuable upon exercise of common stock purchase warrant having an exercise price of $9.95 per share.

     In arriving at the opinion expressed below, we have examined and relied on the following documents:

          (1) the Articles of Organization and By-laws of the Company, each as amended as of the date hereof;

          (2)  the Warrants; and

          (3) records of meetings and consents of the Board of Directors of the Company provided to us by the Company.

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. In such examination, we have assumed, without independent verification, the genuineness of all signatures (whether original or photostatic), the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies.


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     Based upon and subject to the foregoing, it is our opinion that: (i) the
Company has taken all necessary corporate action required to authorize the issuance of the Common Shares and the Warrant Shares; (ii) that upon receipt of the warrant exercise price in accordance with the terms of the Warrants, and when certificates for the same have been duly executed and countersigned and delivered, the Warrant Shares will be legally issued, fully paid and non-assessable; and (iii) that the Common Shares, when issued in accordance with the Articles of Organization and when certificates for the same have been duly executed and countersigned and delivered, will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                Very truly yours,

                                /s/ ELLENOFF GROSSMAN & SCHOLE LLP